EXHIBIT 99.2

Black Ridge Oil & Gas, Inc. Announces Increase to Working Interest in Teton Project

MINNETONKA, MN, November 18, 2014 – Black Ridge Oil & Gas, Inc. (the "Company") (OTCQB: ANFC) announced the acquisition of additional acreage in the Company’s Teton project (the “Project”). The Teton project is located in prolific eastern McKenzie County and is prospective for Middle Bakken and Three Forks development. Drilling activities have commenced on the 22 gross well Project with production expected in the third quarter of 2015. With this acquisition, the Company’s working interest in the Project has increased from 6.25% to 8.4%.

Ken DeCubellis, Black Ridge's CEO, commented, “The Teton project is an example of a development investment that hits at the heart of our strategy: prolific location, imminent development and returns that exceed our internal hurdle rate even at today’s oil prices. Additionally, we expect to fund the development from cash flow and availability from our Cadence Bank senior-secured credit facility.”

Cautionary Statement as to Forward-Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Black Ridge Oil & Gas current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, financial or political instability, acts of war or terrorism, increases in operator costs, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices and other risks inherent in the Company's businesses that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.

About the Company

Black Ridge Oil & Gas, Inc. is an oil and gas exploration and production company based in Minnetonka, Minnesota.  Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana.  For additional information, visit the Company's website at www.blackridgeoil.com.

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Contact
Black Ridge Oil & Gas, Inc.

Ken DeCubellis, Chief Executive Officer
952-426-1241

www.blackridgeoil.com

SOURCE Black Ridge Oil & Gas, Inc.